Exhibit 99.1

Activision Blizzard, Inc. Closes Private Offering of $2.25 Billion of Senior Notes into Escrow and Confirms Syndication of 7-Year $2.5 Billion Term Loan, Including Possibility of Funding into Escrow

Santa Monica, California, September 19, 2013—Activision Blizzard, Inc. (NASDAQ: ATVI) (the “Company”) announced today that it has closed its previously announced private offering of $1,500 million aggregate principal amount of 5.625% senior notes due 2021 (the “2021 Notes”) and $750 million aggregate principal amount of 6.125% senior notes due 2023 (the “2023 Notes” and, together with the 2021 Notes, the “Notes”) into escrow.

The Notes are the general senior obligations of the Company and are fully and unconditionally guaranteed on a senior basis by certain of the Company’s U.S. subsidiaries. The Notes and related guarantees will not be secured.

In connection with the issuance of the Notes, the Company entered into an escrow agreement (the “Escrow Agreement”) with Wells Fargo Bank, National Association, as escrow agent and as trustee under the indenture governing the Notes.  The proceeds of the offering were deposited, pursuant to the Escrow Agreement, into a segregated account pending completion of the transactions (the “Transactions”) contemplated by the stock purchase agreement entered into on July 25, 2013, among the Company, Vivendi S.A., a société anonyme organized under the laws of France (and together with its affiliates, “Vivendi”), and ASAC II LP, an exempted limited partnership established under the laws of the Cayman Islands and acting by ASAC II LLC, its general partner (the “SPA”), which is terminable by the parties on or after October 15, 2013 if the Transactions have not closed by such date.  Upon satisfaction of the conditions to the release of the funds from escrow (the “Release”), including, among other things, that the conditions to the Transactions have been satisfied or waived, the escrow funds will be used, along with cash on hand at the Company and proceeds from borrowings under the Term Loan B (as defined below) to finance the consideration to be paid by the Company to Vivendi in connection with the transactions contemplated by the SPA.  The Company will be required to redeem the Notes at 100% of the issue price of the Notes, plus accrued and unpaid interest to, but excluding, the redemption date upon the earlier of (i) the termination of the SPA and (ii) December 18, 2013 if the Transactions have not closed by such date.

On September 13, 2013, the Company announced the completion of the syndication of a seven-year secured term loan credit facility totaling $2.5 billion (“Term Loan B”), which will be guaranteed on the same basis as the Notes.  The Company also expects to enter into a $250 million revolving credit facility (together with the Term Loan B, the “Credit Facilities”). The Credit Facilities are subject to customary closing conditions and to the extent the Release occurs prior to October 18, 2013, the closing of the Credit Facilities is expected to be concurrent with the Release.  To the extent the Release does not occur prior to October 18, 2013 (the expiration date of the Term Loan B and revolving credit facility commitments under the commitment letter dated July 25, 2013), the Company intends to borrow the Term Loan B and place the proceeds into escrow, which escrow would have similar conditions to the Notes Escrow Agreement.  The weighted average interest rate for all such indebtedness, including the Notes, is expected to be less than 5%.

The Notes and related guarantees were offered and sold in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).  The Notes and related guarantees were offered within the United States only to qualified institutional buyers in accordance with Rule 144A under the Securities Act and outside the United States only to non-U.S. investors in accordance with Regulation S under the Securities Act. The Notes and related guarantees have not been and will not be registered under the Securities Act or the securities laws of any other jurisdiction. Unless so registered, the Notes and related guarantees may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Activision Blizzard:

Activision Blizzard, Inc. is the world’s largest and most profitable independent interactive entertainment publishing company. It develops and publishes some of the most successful and beloved entertainment franchises in any medium, including Call of Duty®, Skylanders®, World of Warcraft®, StarCraft® and Diablo®. Headquartered in Santa Monica, California, it maintains operations throughout the United States, Europe, and Asia. Activision Blizzard, Inc. develops and publishes games on all leading interactive platforms and its games are available in most countries around the world.

Forward-looking statements:

This press release contains forward-looking statements including, but not limited to, those relating to the Transactions and the entry into the Term Loan B, the revolving credit facility, and any escrow thereof and whether or not the Company will consummate the other transactions described herein. The forward-looking statements in this release are based upon information available to the Company as of the date of this release, and the Company assumes no obligation to update any such forward-looking statements.  Although these forward-looking statements are believed to be true when made, they may ultimately prove to be incorrect. These statements are not guarantees of the future performance of the Company and are subject to risks, uncertainties and other factors, some of which are beyond its control and may cause actual results to differ materially from current expectations.

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For Information Contact:
Kristin Southey	Maryanne Lataif
SVP of Investor Relations and Treasurer	SVP, Corporate Communications
(310) 255-2635	(310) 255-2704
ksouthey@activision.com	mlataif@activision.com